Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Thoratec Corporation on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Thoratec Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Thoratec Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
San Francisco, California
June 15, 2006